Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2008 (which report appears in Genta Incorporated’s Current Report on Form 8-K filed September 4, 2009, and expressed an unqualified opinion and included explanatory paragraphs relating to (1) Genta Incorporated’s ability to continue as a going concern; (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 , effective January 1, 2007; and (3) Deloitte & Touche LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 2009 reverse stock split and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied), relating to the consolidated financial statements of Genta Incorporated (prior to the effects of the 2009 reverse stock split), not incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 21, 2009